Exhibit 99.3

ATLANTIC INTERNATIONAL CORP REGAINS COMPLIANCE WITH NASDAQ LISTING REQUIREMENTS

ENGLEWOOD CLIFFS, NEW JERSEY – June 25, 2026 – Atlantic International Corp (Nasdaq: ATLN) ("Atlantic" or the "Company"), a leading global provider of workforce solutions, today announced that it has received formal notification from The Nasdaq Stock Market confirming that the Company has regained compliance with Nasdaq Listing Rule 5250(c)(1) relating to the timely filing of periodic reports.

The notification follows the Company's filing of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2026. Nasdaq advised the Company that it now complies with the applicable filing requirements and that the matter has been closed. As a result, Atlantic is current with its quarterly reporting obligations under Nasdaq listing standards.

"We are pleased to have completed the filing and resolved this matter with Nasdaq," said Jeffrey Jagid, Chief Executive Officer of Atlantic International. "The filing process required significant effort across multiple jurisdictions and reporting entities following the Company's transformational acquisition of Circle8 Group. With this milestone behind us, our focus remains on completing our remaining reporting initiatives, strengthening our capital markets position, and continuing to execute on our growth strategy."

Atlantic recently reported record first quarter 2026 revenue of approximately $250 million and continues to operate a transatlantic workforce solutions platform with annualized revenue exceeding $1 billion. Notably, the first quarter results included only a partial contribution from Circle8 Group, as the acquisition closed on January 23, 2026 and therefore did not include the first three weeks of January operations. Through its Circle8 Group platform, the Company has also recently announced significant public sector contract awards, including a four-year framework agreement valued at approximately $380 million and an additional four-year framework agreement with a minimum contract value exceeding $52 million.
"Regaining compliance is an important step for Atlantic and our shareholders," added Jagid. "We remain focused on delivering value through operational execution, expanding our customer relationships, and capitalizing on the opportunities created by our growing North American and European platform."

About Atlantic International Corp

Atlantic International Corp (Nasdaq: ATLN) is a global workforce solutions and staffing platform operating across North America and Europe. Through its portfolio of brands, including Lyneer Staffing Solutions and Circle8 Group, the Company provides workforce, consulting, and specialized talent solutions to a diverse customer base across multiple industries.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding future reporting initiatives, business performance, growth opportunities, customer relationships, and strategic objectives. These forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Readers are encouraged to review the Company's filings with the Securities and Exchange Commission for a discussion of these risks and uncertainties. Atlantic undertakes no obligation to update any forward-looking statements except as required by law.

Investor Relations Contact:

Kevin Murphy
Chief Financial Officer
Atlantic International Corp
kmurphy@atlantic-international.com